Exhibit 10.30

AMENDED & RESTATED MEDLINE INC.

EXECUTIVE SEVERANCE PLAN

AMENDED & RESTATED MEDLINE INC.

EXECUTIVE SEVERANCE PLAN

i

6.	Offset	11
7.	Withholding of Taxes	12
8.	No Guarantee of Employment or Other Benefits	12
9.	Governing Law	12
10.	Notices	12
11.	Plan Controls	12

ii

AMENDED & RESTATED MEDLINE INC.

EXECUTIVE SEVERANCE PLAN

(AS OF [   ], 2025)

I. INTRODUCTION

Medline Inc. (and any successor thereto, the “Company”) has established the Amended & Restated Medline Inc. Executive Severance Plan (this “Plan”) to provide severance and other benefits to select executives of the Company who have executed a Participation Letter (as defined below). The purpose of this Plan is to provide assurances of specified benefits to executive-level employees of the Company who are eligible to participate as set forth under this Plan and who are members of a select group of management or highly compensated employees (as determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) in the event their employment is terminated under the circumstances described in this Plan. This Plan is intended to be a “top-hat” pension benefit plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23.

This Plan supersedes all other severance plans, programs, policies, understandings and agreements, including, for the avoidance of doubt, all of the terms of any employment agreement, and any severance provisions that may be contained in any other employment documentation, express or implied, written or oral, for senior executives of the Company who have executed a Participation Letter and who otherwise meet the eligibility requirements provided in Section II below.

II. ELIGIBILITY; DEFINED TERMS

1. General Eligibility. You may be eligible to receive a severance benefit only if and when you meet all of the following requirements:

(a) you are classified by the Board of Directors of the Company (the “Board”) as an eligible participant of this Plan;

(b) you are not otherwise eligible for (or otherwise provided) severance or post-separation benefits under any other plan, program, agreement or arrangement with any member of the Company Group (as defined below) (other than with respect to any equity-based awards), or have otherwise forfeited the right to receive any such severance or post-separation benefits as a result of participating in this Plan;

(c) your termination of employment is a Qualifying Separation (defined below); and

(d) you execute and return a participation letter substantially in the form attached hereto as Attachment 1 (a “Participation Letter”) to the Company no later than 20 days following the date on which you receive your customized Participation Letter from the Company indicating the tier you participate in for purposes of determining your severance benefits (as set forth on Exhibit A).

2. Separation Agreement and Release Requirement. You will not be entitled to receive any of your severance benefits (other than the Accrued Obligations, as defined below) pursuant to this Plan until you have executed and returned a separation agreement and release substantially in the form attached hereto as Attachment 2 (the “Separation Agreement and Release”) to the Company following your Qualifying Separation within the time period prescribed in the Separation Agreement and Release and you do not revoke the Separation Agreement and Release within the revocation period set forth in the Separation Agreement and Release (such period, the “Separation Agreement and Release Period”) (the forgoing, the “Separation Agreement and Release Requirement”).

3. Certain Definitions. The following terms shall have the following meanings for purposes of this Plan:

(a) “Cause” shall mean, your (i) act of engaging in fraud, dishonesty, embezzlement, falsification or theft in connection with your duties or in the course of your employment; (ii) material failure to perform your reasonably assigned duties (other than as a result of illness, accident, or other physical or mental disability or incapacity; provided, that (x) a demand for performance of services has been delivered to you by the Company at least 30 days prior to such termination identifying the manner in which the Company believes that you have failed to perform and (y) you have thereafter failed to remedy such refusal to perform); (iii) engaging in willful, reckless, or grossly negligent misconduct which is or may be materially injurious to the Company Group; (iv) conviction of, or plea of guilty or no contest to a felony or any crime against the Company Group; (v) material breach of any provision of a Restrictive Covenant Agreement; (vi) material breach of any written agreement between you and any member of the Company Group other than a Restrictive Covenant Agreement that, if capable of cure, is not cured by you within ten days after the Company provides written notice to you identifying the alleged breach; (vii) material violation of the written policies of the Company Group, including, but not limited to, the Company’s Global Code of Conduct or other written Company policies including without limitation policies relating to anti-harassment, hostile work environment, and insider trading or those set forth in the manuals or statements of policy of the Company Group that, if capable of cure, is not cured by you within ten (10) days after the Company provides written notice to you identifying the alleged violation; or (viii) prior to a Sale Transaction, failure to perform your duties to the Company Group to such minimum performance standards as may be established from time to time by the Company Group, as determined by the Company Group in its good faith discretion and so long as the Company Group provided you notice of such unsatisfactory performance and at least 60 days to improve any unsatisfactory performance; provided, in any case, that your resignation after an event that would be grounds for a termination for Cause will be treated as a termination for Cause hereunder.

(b) “Change in Control” shall have the meaning given to such term in the Omnibus Plan.

(c) “CIC Transaction Protection Period” shall mean, with respect to any participant, the period commencing on the date on which a Change in Control is consummated and ending on the date set forth on Exhibit A attached hereto.

(d) “CIC Bonus Severance Multiple” shall mean, with respect to any participant, the applicable multiple set forth on Exhibit A attached hereto.

(e) “CIC COBRA Period” shall mean, with respect to any participant, the applicable period set forth on Exhibit A attached hereto.

(f) “CIC Outplacement Service Period” shall mean, with respect to any participant, the applicable period set forth on Exhibit A attached hereto.

(g) “CIC Salary Severance Multiple” shall mean, with respect to any participant, the applicable multiple set forth on Exhibit A attached hereto.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i) “Company Group” shall mean the Company and its subsidiaries.

(j) “Good Reason” shall mean the occurrence of any of the following without your prior written consent: (i) a material diminution in your authorities, duties or responsibilities measured in the aggregate, including, but not limited to, an adverse change in your title or reporting obligations; (ii) any material reduction in your base salary or target annual bonus, other than a reduction of not more than 10% implemented in connection with an across-the-board reduction affecting all similarly-situated executive employees of the Company; (iii) the relocation of your primary office location to a location that is more than 50 miles from your then primary office location; (iv) the assignment to you of duties or responsibilities which are materially inconsistent with any of your duties and responsibilities; (v) the failure of any successor to the Company (or an Affiliate thereof) in a Change in Control by agreement in writing, to expressly, absolutely and unconditionally assume and agree to perform this Plan, in the same manner and to the same extent that the Company would be required to perform this Plan if no such Change in Control had taken place; or (vi) upon or within the CIC Protection Period applicable to you following a Change in Control, (A) a reduction in your base salary in effect immediately prior to the Change in Control or (B) a material reduction in the sum of (1) your target annual bonus for the last completed fiscal year immediately prior to the Change in Control plus (2) the grant date fair value of equity or equity-based awards granted to you under the Omnibus Plan or otherwise for the last completed fiscal year immediately prior to the Change in Control; provided, that any of the events described in clauses (i) – (iv) and (vi) above shall constitute Good Reason only if you provide the Company (or applicable employer following a Change in Control) with written objection to the event or condition within 90 days following the occurrence thereof, the Company (or applicable employer following a Change in Control) does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and you resign employment within 30 days following the expiration of that cure period.

(k) “Omnibus Plan” means the Medline Inc. 2025 Omnibus Incentive Plan, as may be amended, restated and/or modified from time to time.

(l) A “Qualifying Separation” occurs when the Company terminates your employment without Cause (and other than due to your death or termination due to your physical or mental disability or incapacity), or you terminate your employment for Good Reason.

(m) “Regular Salary Severance Multiple” shall mean, with respect to any participant, the applicable multiple set forth on Exhibit A attached hereto.

(n) “Regular Bonus Severance Multiple” shall mean, with respect to any participant, the applicable multiple set forth on Exhibit A attached hereto.

(o) “Regular COBRA Period” shall mean, with respect to any participant, the applicable period set forth on Exhibit A attached hereto.

(p) “Regular Outplacement Service Period” shall mean, with respect to any participant, the applicable period set forth on Exhibit A attached hereto.

(q) “Restrictive Covenant Agreement” shall mean any confidentiality, nondisclosure, non-competition, non-solicitation or non-disparagement covenant agreement between you and any member of the Company Group.

(r) “Section 409A” shall mean Section 409A of the Code and the Treasury Regulations promulgated thereunder.

4. Limitations on Severance Benefits. Under the circumstances described below you will not be eligible to receive severance benefits under this Plan (other than Accrued Obligations).

(a) If your employment terminates and such termination does not constitute a Qualifying Separation.

(b) If you fail to satisfy the conditions for receipt of severance benefits, including the Separation Agreement and Release Requirement.

5. Clawback. You, or your surviving spouse or estate, as applicable, must repay any severance benefit received under this Plan (other than Accrued Obligations) if the Plan Administrator determines, in its sole discretion, that you have breached or otherwise not complied with the terms of this Plan, including any violation of the terms of the Separation Agreement and Release or Section IV herein. You shall receive no other benefits and shall have no further rights under this Plan as of the date of that determination. Any incentive compensation paid to you, or your surviving spouse or estate, as applicable, as part of the severance benefits is subject to recoupment under any incentive compensation clawback policy of the Company Group in effect from time to time. In the event that you, your surviving spouse or your estate fail to promptly repay the severance benefit as required under this Section II.5, the Plan Administrator may, in its sole discretion, take any action to recover the severance benefit.

III. SEVERANCE BENEFITS

1. Accrued Obligations. In the event that your employment is terminated for any reason, whether or not such termination is a Qualifying Separation, you (or your estate, if applicable) shall be entitled to receive (i) all accrued but unpaid (as of the effective date of such termination) base salary and benefits (to which you are entitled in accordance with the applicable benefit plan), (ii) reimbursement of expenses for which you have submitted proper documentation in accordance with Company policy, and (iii) payment for your accrued and unused vacation and other paid time off in accordance with Company policy, as applicable (the amounts provided in prongs (i) – (iii), collectively, the “Accrued Obligations”). The Accrued Obligations shall be paid to you within twenty (20) days after your termination (or such shorter period if required by law). Except as otherwise provided in this Section III or pursuant to any outstanding equity awards under the Omnibus Plan or otherwise, the Company Group shall have no liability or obligation to you by reason of your termination.

2. Severance Benefits Upon a Qualifying Separation Outside the CIC Protection Period.

(a) If your employment ends due to a Qualifying Separation, and such Qualifying Separation does not occur within the CIC Protection Period, so long as you have satisfied the Separation Agreement and Release Requirement and continue to abide by the terms of Section IV herein, in addition the Accrued Obligations, you shall also be entitled to receive:

(i)

a cash payment in an amount equal to the sum of (A) the Regular Salary Severance Multiple multiplied by your base salary as of the effective date of your Qualifying Separation (or, if higher, your base salary before any reduction thereto that would trigger your right to resign for Good Reason) plus (B) the Regular Bonus Severance Multiple multiplied by your target annual bonus amount for the year of your Qualifying Separation (or, if higher, your target annual bonus amount before any reduction thereto that would trigger your right to resign for Good Reason) (such amount, the “Regular Severance Payment”);

(ii)

any earned but unpaid annual bonus for any fiscal year preceding the fiscal year in which your Qualifying Separation occurs, which amount will be paid during the fiscal year in which your Qualifying Separation occurs at the same time that bonuses are paid to other senior executives of the Company for such preceding fiscal year (such prior fiscal year annual bonus and the payment terms thereof, the “Prior Year Bonus”);

(iii)

a pro-rata annual bonus for the fiscal year in which your Qualifying Separation occurs, (A) measured based on the actual achievement of the applicable Company Group performance targets for such fiscal year through the date of your Qualifying Separation as determined by the Plan Administrator in its sole discretion which will be assumed to continue through the end of such fiscal year and (B) pro-rated for the period of time elapsing during the performance year prior to the date of your Qualifying Separation (such pro-rata annual bonus, the “Pro Rata Bonus”);

(iv)

a cash payment equal to the product of (A) the monthly employer contribution towards the cost of participation in the Company’s employer-subsidized health plans in which you participate as of the date of your Qualifying Separation multiplied by (B) the number of months in the Regular COBRA Period (the “Regular COBRA Payment”); and

(v)	outplacement service as provided by the Company for the Regular Outplacement Service Period.

(b) Payment Schedule. The Regular Severance Payment, the Regular COBRA Payment and the Pro Rata Bonus shall be paid to you in a single, lump-sum payment on the first regularly scheduled payroll date after the expiration of the Separation Agreement and Release Period; provided, that, to the extent required to comply with Section 409A, if the Separation Agreement and Release Period spans two calendar years, the Regular Severance Payment, the Regular COBRA Payment and the Pro Rata Bonus shall be paid on the first regularly scheduled payroll date that occurs in the second calendar year.

3. Severance Benefits Upon a Qualifying Separation During the CIC Protection Period.

(a) If your employment ends due to a Qualifying Separation, and such Qualifying Separation occurs during the CIC Protection Period, so long as you have satisfied the Separation Agreement and Release Requirement and abide by the terms of Section IV herein, in addition the Accrued Obligations, you shall also be entitled to receive:

(i)

a cash payment in an amount equal to the sum of (A) the CIC Salary Severance Multiple multiplied by your base salary as of the effective date of your Qualifying Separation (or, if higher, your base salary before any reduction thereto that would trigger your right to resign for Good Reason) plus (B) the CIC Bonus Severance Multiple multiplied by your target annual bonus amount for the year in which your Qualifying Separation occurs (or, if higher, your target annual bonus amount before any reduction thereto that would trigger your right to resign for Good Reason) (such amount, the “CIC Severance Payment”);

(ii)	the Prior Year Bonus;

(iii)	the Pro Rata Bonus;

(iv)

a cash payment equal to the product of (A) the monthly employer contribution towards the cost of participation in the Company’s employer-subsidized health plans in which you participate as of the date of your Qualifying Separation multiplied by (B) the number of months in the CIC COBRA Period (the “CIC COBRA Payment”); and

(v)	outplacement service as provided by the Company for the CIC Outplacement Service Period.

(b) Payment Schedule. The CIC Severance Payment, the CIC COBRA Payment and the Pro Rata Bonus shall be paid to you as follows:

(i)

to the maximum extent permitted under Section 409A, the CIC Severance Payment, the CIC COBRA Payment and the Pro Rata Bonus shall be paid in a single, lump-sum payment, as soon as administratively feasible after the expiration of the Separation Agreement and Release Period, subject to any payment delay necessary to avoid adverse consequences under Section 409A; and

(ii)

any remaining CIC Severance Payment, CIC COBRA Payment and Pro Rata Bonus after the application of Section III.3(b)(i) shall be paid in a single, lump-sum payment on the first regularly scheduled payroll date after the expiration of the Separation Agreement and Release Period; provided, that, to the extent required to comply with Section 409A, if the Separation Agreement and Release Period spans two calendar years, such remaining CIC Severance Payment, CIC COBRA Payment and Pro Rata Bonus, pursuant to this Section III.3(b)(ii), shall be paid on the first regularly scheduled payroll date that occurs in the second calendar year.

4. Termination Due to Death or Disability.

(a) Death or Disability Prior to a Qualifying Separation. In the event of your death, or termination due to your physical or mental disability or incapacity, prior to a Qualifying Separation, the Company shall pay to you (or your estate, if applicable) the Accrued Obligations. The Accrued Obligations shall be paid to you within 20 days after your death or your becoming disabled or incapacitated (or such shorter period if required by law). Except as otherwise provided in this Section III.4, the Company Group shall have no liability or obligation to you by reason of your death or your becoming disabled or incapacitated (other than with respect to any equity-based awards).

(b) Death or Disability After a Qualifying Separation. In the event of your death, or physical or mental disability or incapacity, after your Qualifying Separation but prior to the payment of your entire severance benefits, then any remaining amounts owed to you as provided in this Section III shall be paid to you or, if applicable, to your estate, unless otherwise required by state law to be paid to another party, on the same payment schedule as provided in Section III.2(b) or Section III.3(b), as applicable.

(c) For purposes of this Section III.4, physical or mental “disability” or “incapacity” shall mean such condition which renders you unable to substantially perform your duties in your employment with the Company for a period of 90 or more consecutive days, or for a total period of 120 days in any six-consecutive month period; provided, that the Company shall provide 15 days’ prior written notice of its intent to terminate your employment due to your becoming physically or mentally disabled or incapacitated.

5. Equity Awards. Notwithstanding anything to the contrary in this Plan, any equity incentive awards granted to you pursuant to the Omnibus Plan or otherwise, shall continue to be, and will be, governed in all respects by the terms of the Omnibus Plan or other plan document(s) pursuant to which such awards were granted and the applicable award agreement governing such equity incentive awards granted to you thereunder, and nothing in this Plan shall be interpreted to amend or alter such terms in any way.

6. Set-Off; Mitigation. The Company’s obligation to pay you the amounts provided hereunder and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim, or recoupment of amounts owed by you to the Company Group; provided, however, prior to a Change in Control only, the Company Group may place you on garden leave for a period of not more than 90 days preceding your Qualifying Separation (such actual period, the “Garden Leave Period”), in which case in the event you are placed on garden leave prior to a Qualifying Separation, (a) the Regular Severance Payment shall be reduced for the base salary paid to you during the Garden Leave Period; and (b) the Regular COBRA Period shall be reduced for the Garden Leave Period. You shall not be required to mitigate the amount of any payment provided pursuant to this Plan by seeking other employment or otherwise, and the amount of any payment provided pursuant to this Plan shall not be reduced by any compensation earned as a result of your other employment or otherwise.

IV. RESTRICTIVE COVENANT AGREEMENTS

1. By executing a Participation Letter and becoming a participant in this Plan, you acknowledge and agree that you are party to, and reaffirm your continuing obligations under, the Restrictive Covenant Agreements, the terms of which are incorporated by reference herein in their entirety.

V. ADMINISTRATION

1. Plan Administrator. The Company’s Chief Human Resources Officer shall be the “Plan Administrator,” and shall have authority to control and manage the operation and administration of this Plan. The Company’s Head of Total Rewards or such other person or persons designated by the Plan Administrator will handle the day-to-day administrative responsibilities for and on behalf of the Plan Administrator.

2. Powers and Duties. The Plan Administrator shall have discretionary authority to construe and interpret this Plan and to determine and resolve all questions relating to eligibility to participate in this Plan or the right to any severance or other benefits under this Plan. The Plan Administrator shall also have the authority to take any actions it considers necessary to discharge its duties and responsibilities under this Plan, including but not limited to:

(a) Adopt such rules of procedure and regulations as are consistent with the provisions of this Plan and as it deems necessary and proper.

(b) Maintain and keep accurate records concerning this Plan and concerning its proceedings and acts in such form and detail as the Plan Administrator may decide.

(c) Employ agents, attorneys, accountants or other persons (who may also be employed by or represent the Company Group) for any purposes the Plan Administrator considers necessary or desirable.

(d) Delegate any of the Plan Administrator’s powers or duties, including all or any part of its authority to manage and control the operation and administration of this Plan, to any officer or other authorized person of the Company.

(e) Determine the content and form of all documents required to carry out the terms of this Plan, including the content and form of the Separation Agreement and Release and the Participation Letter.

All decisions, interpretations and other actions of the Plan Administrator shall be final, conclusive and binding on all parties who have an interest in this Plan.

VI. CLAIMS

1. Claim. If you, your surviving spouse, your estate or any other person believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as the “Claimant”), the Claimant or his or her duly authorized representative may file a written request for that benefit with the Plan Administrator setting forth his or her claim. The request must be addressed to:

Medline Inc.

ATTN: Chief Human Resources Officer

3 Lakes Drive

Northfield, Illinois 60093

2. Claim Decision. Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than 90 days after receipt of the claim, and shall, in fact, deliver such reply within such period. However, the Plan Administrator may extend the reply period for an additional 90 days after receipt for reasonable cause. If the reply period will be extended, the Plan Administrator shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the

Plan Administrator expects to render the benefit determination. If the claim is denied in whole or in part, the Plan Administrator will render a written opinion, using language calculated to be understood by the Claimant, setting forth the following:

(a) The specific reason or reasons for the denial.

(b) The specific references to pertinent Plan provisions on which the denial is based.

(c) A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary.

(d) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(e) The time limits for requesting a review of the denial and for the actual review of the denial, as described below.

3. Request for Review. Within 60 days after the Claimant receives the written opinion denying his or her claim, the Claimant may file a written request with the Plan Administrator. The request must be addressed to:

Medline Inc.

ATTN: Chief Human Resources Officer

3 Lakes Drive

Northfield, Illinois 60093

If the Claimant does not request a review of the Plan Administrator’s prior determination within this 60-day period, he or she shall be barred and estopped from challenging that determination. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which such information shall be considered in the review under this subsection without regard to whether such information was submitted or considered in the initial benefit determination. The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (a) was relied upon by the Plan Administrator in making its initial claims decision, (b) was submitted, considered or generated in the course of the Plan Administrator making its initial claims decision, without regard to whether such instrument was actually relied upon by the Plan Administrator in making its decision, or (c) demonstrates compliance by the Plan Administrator with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, this Plan’s provisions have been applied consistently with respect to similarly situated claimants.

4. Review of Decision. Within a reasonable period of time, ordinarily not later than 60 days, after the Plan Administrator’s receipt of a request for review, the Plan Administrator will review its prior determination. If special circumstances require that the 60-day time period be extended, the Plan Administrator will notify the Claimant within the initial 60-day period, indicating the special circumstances requiring an extension and the date by which the Plan Administrator expects to render its decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review. If the Plan Administrator makes an adverse benefit determination on review, the Plan Administrator will render a written opinion, using language calculated to be understood by the Claimant, setting forth the following:

(a) The specific reason or reasons for the denial.

(b) The specific references to pertinent Plan provisions on which the denial is based.

(c) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Plan Administrator in making its decision, (ii) was submitted, considered or generated in the course of the Plan Administrator making its decision, without regard to whether such instrument was actually relied upon by the Plan Administrator in making its decision, or (iii) demonstrates compliance by the Plan Administrator with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, this Plan’s provisions have been applied consistently with respect to similarly situated claimants.

(d) A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

5. Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes:

(a) no Claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under this Plan or under any provision of law until these claim procedures have been exhausted in their entirety;

(b) failure to submit a claim, appeal or any required information by the applicable deadline under these claims procedures shall result in forfeiture of the benefits being claimed;

(c) in any civil action, all explicit and implicit determinations by the Plan Administrator (including, but not limited to, interpretation of disputed plan terms, factual findings, and determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law and shall be overturned only if deemed unreasonable, arbitrary or capricious; and

(d) no legal action or arbitration may be commenced by you later than 180 days subsequent to the date you received the written response of the Plan Administrator to your request for review pursuant to Section VI.3.

6. Plan Administrator’s Authority. The Plan Administrator shall have sole and absolute authority to determine a Claimant’s eligibility for severance or other benefits under this Plan and to interpret the terms of this Plan. Benefits under this Plan will be provided only if the Plan Administrator decides in its discretion that the Claimant is entitled to those benefits. The decision of the Plan Administrator shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. The Plan Administrator’s decision will be binding upon the Company and the Claimant. The Plan Administrator (including, but not limited to, anyone acting for and on behalf of the Plan Administrator) is responsible for establishing the rules necessary to administer this Plan, making final determinations regarding whether a particular benefit is payable under this Plan and whether any particular affiliate of the Company is properly participating in this Plan, keeping employee records, informing the participants of all changes or amendments to this Plan, bringing this Plan into conformity with governmental laws and regulations, and making available to all participants reports and documents as prescribed by law.

VII. GENERAL PROVISIONS

1. Amendment or Termination. The Board shall have the right to amend, discontinue, or terminate this Plan, in whole or in part, at any time in its sole discretion; provided, that (i) no such amendment, discontinuance, or termination shall be effective with respect to a participant who has undergone a Qualifying Separation prior to such amendment, discontinuance, or termination; (ii) no such amendment, discontinuance, or termination that has the effect of reducing or diminishing the potential benefits a participant may receive under this Plan that is not consented to in writing by such affected participant shall be effective with respect to such participant until the six-month anniversary of such amendment, discontinuance or termination (except for an amendment to the administrative provisions of this Plan that are considered by counsel to be required pursuant to applicable law), and (iii) this Plan may not be amended, discontinued or terminated in whole or in part prior to the final expiration date of the latest CIC Protection Period without the consent of the participants that are adversely affected by such amendment, discontinuance, or termination.

2. No Assignment of Benefits. Any right to severance or other benefits that you may have under this Plan cannot be sold, assigned, transferred or pledged to any other person. Prior to payment, those benefits are not subject to garnishment, attachment or seizure by a creditor or any other person in any manner.

3. Section 409A. This Plan is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Plan, payments provided under this Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. To the extent required by Section 409A, any payments to be made under this Plan upon the termination of your employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Each installment payment under this Plan is intended to be a separate payment for purposes of Section 409A. Notwithstanding any provision in this Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if your receipt of such payment or benefit is not delayed until the earlier of (i) the date of your death or (ii) the date that is six (6) months after such after the termination of your employment (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to you (or your estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan are exempt from, or compliant with, Section 409A and in no event shall the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

4. Unfunded Plan. Any payment made under this Plan shall be made from the general assets of the Company Group. No person shall have or acquire any interest in any assets of the Company Group by virtue of the provisions of this Plan. The obligation to pay severance benefits under this Plan shall be an unfunded and unsecured promise to pay money. In no event shall a person’s rights to receive those payments be greater than those of any other general unsecured creditor of the Company Group.

5. No Trust Created. This Plan and any action taken pursuant to this Plan shall not be construed as creating any kind of trust between the Company Group and you or any other person.

6. Offset. If you have any debt, obligation or other liability owing to the Company of any nature whatsoever at the time that a severance benefit becomes payable to you, your surviving spouse or your estate, the Company may offset the amount that you owe against the amount of the severance benefit otherwise payable under this Plan.

7. Withholding of Taxes. The Company Group will withhold from any severance benefit payable under this Plan all federal, state, local or other taxes as it may determine is appropriate and may be required pursuant to any law, governmental regulation or ruling.

8. No Guarantee of Employment or Other Benefits. Your employment with the Company Group is on an “at will” basis. This means that the employment relationship may be terminated at any time by either you or the Company Group for any reason not expressly prohibited by law. Any representation to the contrary is invalid and unenforceable and should not be relied upon. Participation in this Plan and the receipt of benefits under this Plan shall not automatically be deemed employment for purposes of any other employee benefit plan including, without limitation, participation in (a) any other benefit plan such as medical, dental, disability or other welfare benefit plan, (b) any retirement plan, or (c) any other type of benefit.

9. Governing Law. This Plan shall be construed, governed and administered in accordance with the laws of the State of Delaware to the extent such laws are not preempted by ERISA.

10. Notices. Any notice required or permitted to be given under the provisions of this Plan shall be in writing. If a notice is mailed, it shall be sent by United States first class mail, postage prepaid, addressed to the recipient’s last known address as shown on the Company’s records. The date of mailing shall be deemed the date of notice.

11. Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document shall control. The captions in this Plan are not part of the provisions hereof and shall have no force or effect.

Medline Inc.
By: Christopher Shryock
Its: Chief Human Resources Officer

Exhibit A

Eligible Position	Regular Salary Severance Multiple	Regular Bonus Severance Multiple	Regular COBRA Period	Regular Outplacement Service Period	CIC Protection Period	CIC Salary Severance Multiple	CIC Bonus Severance Multiple	CIC COBRA Period	CIC Outplacement Service Period
Chief Executive Officer	2	2	21 months	12 months	24 months	3	3	24 months	12 months
EVP+	1.5	1.5	18 months	12 months	18 months	2	2	24 months	12 months

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Attachment 1

[Participation Letter]

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Attachment 2

[Separation Agreement and Release]

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